ISSUER FREE WRITING PROSPECTUS NO. 1935BG Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated January 28, 2014 $• Deutsche Bank AG Buffered Autocallable Optimization Securities
Linked to the Nikkei 225 Index due on or about January 29, 2016
Investment Description
Buffered Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Nikkei 225 Index (the “Index”). The Securities are designed for investors who want to express a moderately bullish view on the Index. If the closing level of the Index is greater than or equal to the Initial Level on any quarterly Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on a Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the percentage decline from the Initial Level to the Final Level does not exceed the Buffer Amount of 5.00%, Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the percentage decline from the Initial Level to the Final Level exceeds the Buffer Amount, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of your initial investment that is equal to the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. You will not receive coupon payments during the term of the Securities. Investing in the Securities involves significant risks. You will not receive dividends or other distributions paid on any stocks included in the Index. You may lose up to 95.00% of your initial investment in the Securities. The downside market exposure to the Index is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates1
❑ Call Return — If the closing level of the Index is greater than or equal to the Initial Level on any quarterly Observation Date (including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the Index at maturity in excess of the Buffer Amount.
❑ Buffered Downside Market Exposure — If the Securities have not been called, you hold the Securities to maturity and the percentage decline from the Initial Level to the Final Level does not exceed the Buffer Amount of 5.00%, Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the percentage decline from the Initial Level to the Final Level exceeds the Buffer Amount, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of your initial investment that is equal to the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. Accordingly, you may lose up to 95.00% of your initial investment in the Securities. The downside market exposure to the Index is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.
	Trade Date Settlement Date2 Observation Dates3 Final Valuation Date3 Maturity Date3	January 29, 2014 January 31, 2014 Quarterly January 25, 2016 January 29, 2016
1          Expected.
2          We expect to deliver the Securities against payment on or about the second business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
3          See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 95.00% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Buffered Autocallable Optimization Securities linked to the performance of the Nikkei 225 Index. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Initial Level will be determined on the Trade Date.
Index	Call Return Rate	Initial Level	Buffer Amount	CUSIP/ ISIN
Nikkei 225 Index (Ticker: NKY)	7.50% per annum		5.00%	25155P575 / US25155P5750
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this free writing prospectus.
The Issuer’s estimated value of the Securities on the Trade Date is approximately $9.695 to $9.795 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying underlying supplement No. 1, product supplement BG, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Nikkei 225 Index		$$10.00		$$0.15		$$9.85
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three and three quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement BG dated October 9, 2012:
http://sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Buffered Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date” in this free writing prospectus shall be deemed to refer to “Call Date” as defined in the accompanying product supplement.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” on page 8 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 95.00% of the Face Amount per Security.

♦     You can tolerate the loss of a significant portion of your investment and are willing to make an investment in which you could have similar downside market risk as a hypothetical investment in the Index or the stocks included in the Index, subject to the Buffer Amount at maturity.

♦     You believe the closing level of the Index on an Observation Date, including the Final Valuation Date, will be greater than or equal to the Initial Level.

♦     You understand and accept that you will not participate in any appreciation in the level of the Index and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦     You would be willing to invest in the Securities based on the Call Return Rate set forth on the cover of this free writing prospectus.

♦     You would be willing to invest in the Securities based on the Buffer Amount specified on the cover of this free writing prospectus.

♦     You do not seek current income from this investment and are willing to forgo dividends or other distributions paid on the stocks included in the Index.

♦     You seek an investment with exposure to companies listed on the Tokyo Stock Exchange.

♦     You are willing and able to hold Securities that will be automatically called on any Observation Date on which the closing level of the Index is greater than or equal to the Initial Level, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 2 years, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 95.00% of the Face Amount per Security.

♦     You cannot tolerate the loss of a significant portion of your investment and you are not willing to make an investment in which you could have similar downside market risk as a hypothetical investment in the Index or the stocks included in the Index, subject to the Buffer Amount at maturity.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You believe the Securities will not be automatically called and the percentage decline from the Initial Level to the Final Level will exceed the Buffer Amount.

♦     You seek an investment that participates in the full appreciation in the level of the Index or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦     You would be unwilling to invest in the Securities based on the Call Return Rate set forth on the cover of this free writing prospectus.

♦     You would be unwilling to invest in the Securities based on the Buffer Amount specified on the cover of this free writing prospectus.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment or prefer to receive the dividends or other distributions paid on the stocks included in the Index.

♦     You do not seek an investment with exposure to companies listed on the Tokyo Stock Exchange.

♦     You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the closing level of the Index is greater than or equal to the Initial Level, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 2 years, and seek an investment for which there will be an active secondary market.

♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00 per Security
Term	Approximately 2 years, subject to a quarterly automatic call feature
Trade Date1	January 29, 2014
Settlement Date1	January 31, 2014
Final Valuation Date1, 2	January 25, 2016
Maturity Date1, 2, 3	January 29, 2016
Index	Nikkei 225 Index (Ticker: NKY)
Call Feature
The Securities will be automatically called if the closing level of the Index on any Observation Date is greater than or equal to the Initial Level. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Observation Dates1, 2	Quarterly, on the dates set forth in the tables below
Call Settlement Dates	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date
Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon a Call Return Rate of 7.50% per annum.
Call Price
The Call Price per $10.00 Face Amount of Securities equals the Face Amount per Security plus the product of the Face Amount per Security and the Call Return. The table below reflects the Call Return Rate of 7.50% per annum.

Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
April 30, 2014	May 2, 2014	1.875%	$10.1875
July 29, 2014	July 31, 2014	3.750%	$10.3750
October 29, 2014	October 31, 2014	5.625%	$10.5625
February 2, 2015	February 4, 2015	7.500%	$10.7500
April 30, 2015	May 5, 2015	9.375%	$10.9375
July 29, 2015	July 31, 2015	11.250%	$11.1250
October 29, 2015	November 2, 2015	13.125%	$11.3125
January 25, 2016 (Final Valuation Date)	January 29, 2016 (Maturity Date)	15.000%	$11.5000
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the percentage decline from the Initial Level to the Final Level does not exceed the Buffer Amount, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the percentage decline from the Initial Level to the Final Level exceeds the Buffer Amount, Deutsche Bank AG will pay you a cash payment at maturity per $10.00 Face Amount of Securities, equal to:

$10.00 + [$10.00 × (Index Return + Buffer Amount)]

In this scenario, you will be fully exposed to any negative Index Return in excess of the Buffer Amount, resulting in a loss of your initial investment that is equal to the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. Accordingly, you may lose up to 95.00% of your initial investment.

Index Return	Final Level – Initial Level Initial Level
Buffer Amount	5.00%
Initial Level	The closing level of the Index on the Trade Date
Final Level	The closing level of the Index on the Final Valuation Date

Investment Timeline

Trade Date:	The closing level of the Index (Initial Level) is observed.

Quarterly (including at maturity):
The Securities will be automatically called if the closing level of the Index on any Observation Date is greater than or equal to the Initial Level.

If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the applicable Call Price for the applicable Observation Date.

Maturity Date:
The Final Level and Index Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the percentage decline from the Initial Level to the Final Level does not exceed the Buffer Amount, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the percentage decline from the Initial Level to the Final Level exceeds the Buffer Amount, Deutsche Bank AG will pay you a cash payment at maturity per $10.00 Face Amount of Securities, equal to:

$10.00 + [$10.00 × (Index Return + Buffer Amount)]

In this scenario, you will be fully exposed to any negative Index Return in excess of the Buffer Amount, resulting in a loss of your initial investment that is equal to the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. Accordingly, you may lose up to 95.00% of your initial investment.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date, Maturity Date and Observation Dates may be changed to ensure that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

3
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or in any of the stocks composing the Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the percentage decline from the Initial Level to the Final Level exceeds the Buffer Amount. If the Securities are not automatically called and the percentage decline from the Initial Level to the Final Level does not exceed the Buffer Amount, Deutsche Bank AG will pay you your initial investment. However, if the Securities are not automatically called and the percentage decline from the Initial Level to the Final Level exceeds the Buffer Amount, you will be fully exposed to any negative Index Return in excess of the Buffer Amount, resulting in a loss of your initial investment that is equal to the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. Accordingly, you may lose up to 95.00% of your initial investment. Any payment on the Securities, including any repayment of the Face Amount of Securities, is subject to the creditworthiness of Deutsche Bank AG.

♦
Limited Return Potential — If the Securities are called, the return potential of the Securities is limited to the Call Return which is based on the Call Return Rate, regardless of the performance of the Index. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately three months after the Trade Date), the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, a hypothetical direct investment in the Index or the stocks composing the Index could provide a better return than an investment in the Securities. If the Securities are not automatically called, you may be fully exposed to the full downside market performance of the Index in excess of the Buffer Amount even though you cannot participate in any of the Index's potential appreciation. Furthermore, because the closing level of the Index at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have with a hypothetical direct investment in the Index.

♦
Downside Market Exposure to the Index Is Only Buffered if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the percentage decline of the Index from the Initial Level has not exceeded the Buffer Amount.

♦
Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the percentage decline from the Initial Level to the Final Level could exceed the Buffer Amount.  This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is a fixed amount, the Index’s volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would receive the Call Return which is based on the Call Return Rate could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
There Are Risks Associated With Investments in Securities Linked to the Values of Equity Securities Issued by Non-U.S. Companies — The Index includes component stocks that are issued by companies incorporated outside of the U.S. Because the Index includes component stocks traded outside the U.S., the Securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S.

securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the level of the Index and the value of your Securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
The Index Return Will Not Be Adjusted for Changes in the Japanese Yen Relative to the U.S. Dollar — The Index is composed of stocks denominated in, and the level of the Index is calculated in, Japanese yen. Because the level of the Index is calculated in Japanese yen and not in U.S. dollars, the performance of the Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Japanese yen. Therefore, if the Japanese yen appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

♦
Past Performance of the Index Is No Guide to Future Performance — The actual performance of the Index may bear little relation to the historical closing levels of the Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Index.

♦
Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index or the stocks composing the Index. For instance, you will not participate in any potential appreciation of the Index, while you may be subject to the full downside market risk of the Index in excess of the Buffer Amount.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three and three quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the composition of the Index;

♦	the market prices and dividend rates of the stocks composing the Index and changes that affect those stocks and their issuers;

♦	the time remaining to the maturity of the Securities;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political and regulatory or judicial events that affect the Index or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Level of the Index and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index and/or in futures, over-the-counter options, exchange traded funds or other instruments with returns linked to the performance of the Index or the stocks composing the Index, may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Index Return and Payment at Maturity or Call Price due upon an automatic call based on observed levels of the Index in the market. The calculation agent can postpone the determination of the closing level of the Index if a market disruption event occurs on any of the Observation Dates (including the Final Valuation Date). Deutsche Bank AG will also determine the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Index. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to its Initial Level. We cannot predict the Final Level or the closing level of the Index on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Index. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 2 years, subject to a quarterly automatic call
Hypothetical Initial Level*:	15,000.00
Buffer Amount:	5.00%
Call Return and Call Prices*:

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
April 30, 2014	May 2, 2014	1.875%	$10.1875
July 29, 2014	July 31, 2014	3.750%	$10.3750
October 29, 2014	October 31, 2014	5.625%	$10.5625
February 2, 2015	February 4, 2015	7.500%	$10.7500
April 30, 2015	May 5, 2015	9.375%	$10.9375
July 29, 2015	July 31, 2015	11.250%	$11.1250
October 29, 2015	November 2, 2015	13.125%	$11.3125
January 25, 2016 (Final Valuation Date)	January 29, 2016 (Maturity Date)	15.000%	$11.5000

*	Based on the Call Return Rate of 7.50% per annum. The actual Initial Level for the Securities will be set on the Trade Date.

Example 1 — The closing level of the Index on the first Observation Date is 15,100.00, which is greater than the Initial Level of 15,000.00 — the Securities are automatically called.

Because the closing level of the Index on the first Observation Date is greater than or equal to the Initial Level, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.1875 per Security, representing a 1.875% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Level of 15,200.00 is greater than the Initial Level of 15,000.00 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Level is greater than or equal to the Initial Level, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.50 per Security, representing a 15.00% return on the Securities.

Example 3 — The closing level of the Index is not greater than or equal to the Initial Level on any of the Observation Dates and the percentage decline from the Initial Level of 15,000.00 to the Final Level of 14,500.00 does not exceed the Buffer Amount — the Securities are NOT automatically called.

Because the closing level of the Index on all of the Observation Dates is not greater than or equal to the Initial Level, the Securities are not automatically called. Because the percentage decline from the Initial Level to the Final Level does not exceed the Buffer Amount, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Face Amount of Securities, representing a 0.00% return on the Securities.

Example 4 — The closing level of the Index is not greater than or equal to the Initial Level on any of the Observation Dates and the percentage decline from the Initial Level of 15,000.00 to the Final Level of 7,500.00 exceeds the Buffer Amount — the Securities are NOT automatically called.

Because the closing levels of the Index on all of the Observation Dates are not greater than or equal to the Initial Level, the Securities are not automatically called. Because the percentage decline from the Initial Level to the Final Level exceeds the Buffer Amount, Deutsche Bank AG will pay you a Payment at Maturity, calculated as follows:

Payment at Maturity = $10.00 + [$10.00 × (-50.00% + 5.00%)] = $6.50

If the Securities are not automatically called and the percentage decline from the Initial Level to the Final Level exceeds the Buffer Amount, your initial investment will be fully exposed to any negative Index Return in excess of the Buffer Amount, resulting in a loss of your initial investment that is equal to the percentage decline from the Initial Level to the Final Level in excess of the Buffer Amount. Under these circumstances, you may lose up to 95.00%, of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Nikkei 225 Index

The Nikkei 225 Index is composed of 225 component stocks trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries. All the stocks composing the Index are listed in the First Section of the Tokyo Stock Exchange. Stocks listed in the First Section of the Tokyo Stock Exchange are among the most actively traded stocks on the Tokyo Stock Exchange. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. This is just a summary of the Nikkei 225 Index. For more information on the Nikkei 225 Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Indices — The Nikkei 225 Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the Nikkei 225 Index from January 24, 2008 to January 24, 2014. The closing level of the Nikkei 225 Index on January 24, 2014 was 15,391.56. We obtained the historical closing levels of the Nikkei 225 Index from Bloomberg, and we have not participated in the preparation or verified such information. The historical closing levels of the Nikkei 225 Index should not be taken as an indication of future performance and no assurance can be given as to the Final Level or any future closing level of the Index on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment and you could lose a significant portion or up to 95.00% of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the Securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.